UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 15, 2006

LOGICVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31773	94-3166964

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 Metro Drive, 3rd Floor San Jose, California		95110

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code
(408) 453-0146

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          Cash Bonus Plan

          On February 15, 2006, the independent members of the Board of Directors of LogicVision, Inc. (“the Company”), taking into account the recommendation of the Compensation Committee of the Company’s Board of Directors (the “Board”), approved a cash bonus plan for the 2006 fiscal year, which is based upon both qualitative and quantitative goals.  Bonuses to executive officers will be based upon the achievement of specified targets relating to net income/net loss, bookings, revenues and net cash flow. Achievement of the target objectives for any one of the four components will, subject to the condition noted below and to approval by the independent members of the Board, result in payment of 25% of the target bonus.  Executive officers will not be eligible to receive the portions of bonuses relating to the net income/net loss and net cash flow components unless the Company meets or exceeds the respective target performance goals , and will not be eligible to receive any bonuses if the Company does not meet or exceed the target performance goals for the net income/net loss component.  2006 target bonuses for the Company’s executive officers are as follows:  $110,000 for James T. Healy, President and Chief Executive Officer, $55,000 for Bruce M. Jaffe, Vice President of Finance and Chief Financial Officer and $25,000 for Ronald H. Mabry, Vice President of Field Operations and Applications Engineering.

          Change of Control Severance Agreements

          The Company entered into Change of Control Severance Agreements (the “Agreements”), effective as of February 15, 2006, with James T. Healy, Bruce M. Jaffe, and Ronald H. Mabry (the “Executives”).  The Agreements were  approved by the independent members of the Board based upon the recommendations of the Compensation Committee. Each Agreement provides that in the event of an involuntary termination of the Executive within three months before or twelve months after a change of control of the Company, the Executive will be entitled to (i) a cash payment equal to 150% of the Executive’s annual base salary as of the termination date, (ii) a cash payment equal to 150% of the Executive’s target bonus and target commission for the year in which the Executive is terminated, (iii) the immediate acceleration of vesting and exercisability of the Executive’s outstanding options to acquire the Company’s common stock and (iv) reimbursement of health insurance premiums for the Executive and eligible dependents for up to twelve months measured from the date of termination.   The Executives have agreed not to solicit employees of the Company for a period of 18 months following termination of employment giving rise to severance payments, and not to compete with the Company for the period during which they receive severance payments.

          If, however, a change of control occurs and the consideration per share of Company common stock as a result of the change of control is less than $1.32, the closing price per share of the Company’s common stock on the effective date of the Agreements, then the percentages in the prior paragraph relating to cash payments will be reduced to 50% and the corresponding non-solicitation period will be reduced to 6 months.

          A “change of control” includes a merger or consolidation involving the Company in which the Company’s stockholders immediately prior to such merger or consolidation own 50% or less of the voting power of the surviving entity’s voting securities, sale of all or substantially all of the Company’s assets, the approval by the Company’s stockholders of a plan of complete liquidation or dissolution, and the acquisition by a person or related group of persons of 50% or more of the voting power of the Company’s voting securities. The foregoing summary description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Change of Control Severance Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)     Exhibits

          10.1     Form of Change of Control Severance Agreement.

Signature

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2006
LOGICVISION, INC.

	By:	/s/ Bruce M. Jaffe

Bruce M. Jaffe
Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change of Control Severance Agreement.